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                                                               Exhibit No. 10.14


                                    [GRAPHIC]

To:        Mark Lavin
From:      Nancee Berger
Date:      December 21, 2001

Re:        2002 Compensation Plan - Exhibit A

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The 2002 compensation plan for your employment as President of West
Telemarketing Corporation is as follows:

1. Your base salary will be $200,000.00. Should your employment terminate before the end of the year, you will be compensated for your services through the date of your actual termination per your Employment Agreement. This will be reviewed on an annual basis and revised, if necessary, in accordance with the consumer price index.

2. The rate factors used to calculate your pre-tax, pre-corporate allocation profit bonus are being revised according to the schedule below. You are eligible to receive a quarterly performance bonus based on each quarter's pre-tax, pre-corporate allocation profit growth when compared to the same quarter the previous year. A negative differential will result in a loss carry forward to be applied to future bonus calculations. The bonus will be calculated by multiplying the year-to-date pre-tax, pre-corporate allocation profit differential times the rate factor from the table below minus bonuses paid year-to-date for the respective calendar year.

                                   Rate Factor

                                      .026

3. In addition, if WTC's pre-corporate SG&A expense in each quarter of 2002 is less than 29%, you will be eligible to receive a quarterly bonus of $25,000. You will be paid the amount due for the quarterly bonus within thirty (30) days after the end of the quarter.

4. You will also be eligible for a one-time bonus of $100,000 for producing total revenue of $80,000 per workstation in 2002. This calculation will be defined and will include India, but not training stations in the count. The annual bonus earned will be paid within thirty (30) days after financial statements for December 2002 are prepared, but in no event will be paid later than February 28, 2003.

5. All pre-tax profit and net income objectives are based upon West Telemarketing Corporation operations. Profit and income derived from mergers, acquisitions, joint ventures or other non-operating income will be reviewed by the Company upon completion of the transaction to determine inclusion in the compensation plan. In the event West Corporation changes its business plan or acquires another company, West Telemarketing Corporation reserves the right to review your compensation package and revise, in its sole discretion, as it deems appropriate.

6. The benefit plans, as referenced in Section 7(i), shall include insurance plans based upon eligibility pursuant to the plans. If the insurance plans do not provide for continued participation, the continuation of benefits shall be pursuant to COBRA. In the event Employee's benefits continue pursuant to COBRA and Employee accepts new employment during the consulting term, Employee may continue benefits thereafter to the extent allowed under COBRA. In no event shall benefits plans include the 401K Plan or the 1996 Stock Incentive Plan.

                                                      /s/ Mark Lavin
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                                                   Employee - Mark Lavin